UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SunTrust Banks, Inc.	SunTrust Preferred Capital I
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Georgia	Delaware
(State of Incorporation or Organization)	(State of Incorporation or Organization)

58–1575035	To be applied for
(IRS Employer Identification No.)	(IRS Employer Identification No.)

303 Peachtree Street N.E. Atlanta, Georgia	c/o SunTrust Banks, Inc. SunTrust Banks, Inc. 303 Peachtree Street N.E. Atlanta, Georgia
(Address of principal executive offices)	(Address of principal executive offices)

30308	30308
(Zip Code)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-137101 and 333-137101-09

Securities to be registered pursuant to Section 12(b) of the Act.

Title of each class to be so registered	Name of each exchange on which each class is to be registered
5.853% Fixed-to Floating Rate Normal Preferred Purchase Securities of SunTrust Preferred Capital I	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

The descriptions of the 5.853% Fixed-to-Floating Rate Normal Preferred Purchase Securities of SunTrust Preferred Capital I (the “Normal PPS”) set forth under the sections “Description of the PPS,” “Description of the Stock Purchase Contracts,” “Certain Other Provisions of the Stock Purchase Contract Agreement and the Collateral Agreement,” “Description of the Junior Subordinated Notes,” “Description of the Guarantee,” “Relationship Among PPS, Junior Subordinated Notes, Stock Purchase Contracts and Guarantee” and “Description of the Preferred Stock” in the final prospectus supplement dated October 18, 2006, filed with the Securities and Exchange Commission on October 19, 2006, in connection with the automatic shelf registration statement on Form S-3 (Nos. 333-137101 and 333-137101-09) of SunTrust Banks, Inc. and SunTrust Preferred Capital I, filed on October 18, 2006, are incorporated herein by reference. The Normal PPS are fully and unconditionally guaranteed by SunTrust Banks, Inc. as described in the Registration Statement.

Item 2.	Exhibits.

Exhibit Number	Description

3.1 & 4.1	Articles of Amendment of SunTrust Banks, Inc. with respect to the Series B Preferred Stock dated October 23, 2006.

4.2	Form of Amended and Restated Declaration of Trust, among SunTrust Banks, Inc. as Sponsor, U.S. Bank National Association as Property Trustee, U.S. Bank Trust National Association as Delaware Trustee, the Administrative Trustees and the holders of the Trust Securities, incorporated by reference to Exhibit 4.3.2 to SunTrust Banks, Inc.’s Post-Effective Amendment No. 1 to Form S-3 Registration Statement filed on October 18, 2006.

4.3	Form of Guarantee Agreement, between SunTrust Banks, Inc. and U.S. Bank National Association, incorporated by reference to Exhibit 4.1.8 to SunTrust Banks, Inc.’s Post-Effective Amendment No. 1 to Form S-3 Registration Statement filed on October 18, 2006.

4.4	Form of Indenture between SunTrust Banks, Inc. and U.S. Bank National Association, as Trustee, to be used in connection with the issuance of Junior Subordinated Debt Securities, incorporated by reference to Exhibit 4.4.3 to SunTrust Banks, Inc.’s Form S-3 Registration Statement filed on September 5, 2006.

4.5	Form of Supplemental Indenture to the Junior Subordinated Notes Indenture between SunTrust Banks, Inc. and U.S. Bank National Association.

4.6	Form of Stock Purchase Contract Agreement, between SunTrust Banks, Inc. and SunTrust Preferred Capital I.

4.7	Form of certificate representing the Normal PPS (included in Exhibit 4.2).

4.8	Certificate of Trust of SunTrust Preferred Capital I, incorporated by reference to Exhibit 4.1.3 to SunTrust Banks, Inc.’s Post-Effective Amendment No. 1 to Form S-3 Registration Statement filed on October 18, 2006.

99.1	Form of Collateral Agreement between SunTrust Banks, Inc., the Bank of New York Trust Company, N.A., and SunTrust Preferred Capital I.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereto duly authorized.

SUNTRUST PREFERRED CAPITAL I

Date: October 24, 2006	By:	/s/ Raymond D. Fortin
Raymond D. Fortin
Administrative Trustee

SUNTRUST BANKS, INC.

Date: October 24, 2006	By:	/s/ Raymond D. Fortin
Raymond D. Fortin
Corporate Executive Vice President
General Counsel and Corporate Secretary